SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Bridge Credit Agreement and Term Loan Credit Agreement

On December 18, 2015, Walgreens Boots Alliance, Inc., a Delaware corporation (the “Company”) entered into (a) a Bridge Term Loan Credit Agreement (the “Bridge Credit Agreement”) with the lenders party thereto and UBS AG, Stamford Branch, as administrative agent, and (b) a Term Loan Credit Agreement (the “Term Loan Credit Agreement”, together with the Bridge Credit Agreement, the “Credit Agreements”) with the lenders party thereto and Bank of America, N.A., as administrative agent. The Commitment Letter (the “Commitment Letter”), dated October 27, 2015 and amended and restated as of November 19, 2015, with UBS Securities LLC and UBS AG, Stamford Branch, and the commitments contemplated thereby terminated upon the Company entering into the Credit Agreements.

The Bridge Credit Agreement is a 364-day unsecured bridge term loan facility. The aggregate commitments of all lenders under the Bridge Credit Agreement are equal to $7.8 billion, provided that the Company may increase the commitments under the Bridge Credit Agreement at any time prior to the funding of the loans thereunder by up to $2.0 billion, subject to obtaining commitments from existing lenders and/or new lenders selected by the Company and reasonably acceptable to UBS AG, Stamford Branch, as administrative agent. The Company can extend up to $3.0 billion of the loans under the Bridge Credit Agreement for an additional 90-day period if desired.

The Term Loan Credit Agreement is a two-tranche unsecured term loan facility, with the first tranche maturing three (3) years after the earlier of the funding date and October 27, 2016, and the second tranche maturing five (5) years after the earlier of the funding date and October 27, 2016. The aggregate commitments of all lenders under the Term Loan Credit Agreement are equal to $5.0 billion, provided that the Company may increase the commitments under the Term Loan Credit Agreement at any time prior to January 15, 2016 by up to $450 million, subject to obtaining commitments from existing lenders and/or new lenders selected by the Company and reasonably acceptable to Bank of America, N.A., as administrative agent.

The Company will be the borrower under each of the Credit Agreements. The ability of the Company to request the making of loans under each Credit Agreement is subject to the satisfaction (or waiver) of certain conditions (including those that had been set forth in the Commitment Letter) set forth therein (including, among other things, the delivery of an officer’s certificate certifying the accuracy of all representations and warranties set forth in and the absence of defaults under each Credit Agreement). Subject to the terms of each Credit Agreement, the ability of the Company to request the making of loans thereunder shall terminate on the earliest of (a) the date of consummation of the acquisition by the Company (the “Acquisition”) of all the issued and outstanding equity interests of Rite Aid Corporation (“Rite Aid”) (provided that loans may be funded on such date), (b) prior to the consummation of the Acquisition, the termination of the Agreement and Plan of Merger, dated as of October 27, 2015, by and among the Company, Rite Aid and Victoria Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of the Company (the “Acquisition Agreement”), by the Company or with the written consent of the Company in accordance with its terms (other than with respect to provisions therein that expressly survive termination), (c) 11:59 p.m., New York time, on October 27, 2016 (the “Outside Date”; provided that if the “End Date” (as defined in the Acquisition Agreement as in effect on October 27, 2015) is extended in accordance with the terms of the Acquisition Agreement, the Outside Date will be automatically extended to match such extended End Date, which date will be no later than January 27, 2017) and (d) the date of termination in whole of the lenders’ commitments under the applicable Credit Agreement in accordance with the terms thereof. Loans will be available under each Credit Agreement in U.S. dollars.

Borrowings under each Credit Agreement will bear interest at a fluctuating rate per annum equal to, at the Company’s option, the alternate base rate or the reserve adjusted Eurocurrency rate, in each case, plus an applicable margin calculated based on the Company’s credit ratings. In addition, the Company will also pay to the lenders under each Credit Agreement certain customary fees, including a ticking fee in an amount equal to 0.125% per annum multiplied by the aggregate outstanding commitments of the lenders under the applicable Credit Agreement, accruing from and including (i) in the case of the Bridge Credit Agreement, January 25, 2016 and (ii) in the case of the Term Loan Credit Agreement, the date that is 90 days following the effective date of the Term Loan Credit Agreement, in each case, to and excluding the earlier of (i) the date of the funding under the applicable Credit Agreement and (ii) the termination of commitments to lend thereunder.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under each Credit Agreement are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum reduction amounts as described in the applicable Credit Agreement. Mandatory prepayments of the loans and unutilized portion of the commitments under the Bridge Credit Agreement shall be required upon certain events customary for bridge loan financings of this type, subject to certain customary exceptions.

Each Credit Agreement contains representations and warranties and affirmative and negative covenants customary for unsecured financings of this type and substantially consistent with those of the Company’s existing Revolving Credit Agreement, dated as of November 10, 2014, among the Company, Walgreen Co., the lenders from time to time party thereto and Bank of America, N.A. as administrative agent, which representations and warranties and affirmative and negative covenants shall not be in effect until the funding of the loans under the applicable Credit Agreement, including a financial covenant requiring that, as of the last day of each fiscal quarter, commencing with the first full quarter ending after the funding date, the ratio of Consolidated Debt to Total Capitalization (as those terms are defined in each Credit Agreement and giving effect to the Acquisition and the Transactions (as defined in each Credit Agreement)) shall not be greater than 0.60:1.00.

Each Credit Agreement also contains various events of default (subject to grace periods, as applicable), which events of default shall not be in effect until the funding of the loans under the applicable Credit Agreement including, among others: nonpayment of principal, interest or fees when due; breach of covenant; payment default on, or acceleration under, certain other material indebtedness; inaccuracy of the representations or warranties in any material respect; bankruptcy or insolvency; certain unfunded liabilities under employee benefit plans; certain unsatisfied judgments; certain ERISA violations; and the invalidity or unenforceability of the applicable Credit Agreement or any note issued in accordance therewith.

The foregoing description of the Credit Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Some of the lenders under the Credit Agreements and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Indenture

On December 17, 2015, the Company entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee. The Indenture will, upon execution of a supplemental indenture or officers’ certificate, permit the Company to issue debt securities, which will be governed by the Indenture. The Indenture contains restrictive covenants that limit among other things, the ability of the Company to create liens on certain assets to secure debt, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into sale-leaseback transactions. The Indenture also contains customary events of default, including upon the failure to make timely payments on any debt securities issued pursuant to the Indenture or certain other indebtedness, the failure to satisfy certain covenants and specified events of bankruptcy and insolvency.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which was filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-208587), dated December 17, 2015. The Indenture is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On December 17, 2015, the Company terminated its Revolving Credit Agreement, dated as of December 19, 2014, as amended, among the Company, the lenders from time to time party thereto and Mizuho Bank, Ltd., as administrative agent (as amended, the “364-Day Credit Agreement”). As described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2015, the 364-Day Credit Agreement provided for a $750 million 364-day unsecured, multicurrency revolving facility. The 364-Day Credit Agreement remained undrawn as of the date of termination and would have matured on December 30, 2015. No early termination penalties were incurred by the Company in connection with termination of the 364-Day Credit Agreement.

Some of the lenders under the 364-Day Credit Agreement and/or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for the Company and its subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off–Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are provided as part of this Form 8-K:

Exhibit	Description

4.1	Indenture, dated as of December 17, 2015, between Walgreens Boots Alliance, Inc. and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (File No. 333-208587) filed with the SEC on December 17, 2015).

10.1	Bridge Term Loan Credit Agreement, dated as of December 18, 2015, by and among Walgreens Boots Alliance, Inc., the lenders from time to time party thereto and UBS AG Stamford Branch, as administrative agent.

10.2	Term Loan Credit Agreement, dated as of December 18, 2015, by and among Walgreens Boots Alliance, Inc., the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: December 21, 2015	By:	/s/ Jan Stern Reed

	Title:	Senior Vice President, General Counsel and Corporate Secretary